Exhibit 10.03

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into this 18th day of September, 2006, by and between Jeffrey W. Griffiths (“Employee”), and Lumber Liquidators, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, the Company is primarily engaged in the business of the production and retail sale of hardwood flooring and related products;

WHEREAS, the Company maintains its corporate headquarters in Toano, Virginia, and operates retail locations throughout the United States with plans to expand into Canada (the “Retail Locations”);

WHEREAS, Employee has certain valuable experience and expertise in matters related to the management of enterprises similar to the Company’s business; and

WHEREAS, the Company desires to employ Employee and Employee desires be employed by the Company under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Job Title and Duties. At all times during the term of this Agreement, Employee will be employed as the Company’s President and Chief Executive Officer and shall be entitled to serve as a director on the Company’s Board of Directors. Employee shall report to the Company’s Board of Directors. Employee will be a key employee of the Company, responsible for managing the day-to-day operations of the Company’s business and involved in the Company’s strategic planning. In his capacity as President and Chief Executive Officer, Employee shall:

(a)	Diligently perform the duties and exercise the powers and functions which from time to time may reasonably be required of, assigned to, or vested in Employee by the Company. The Company shall have the sole authority and discretion to set and establish the reasonable work schedules, duties, and standards applicable to Employee.

(b)	Comply with all Company rules, procedures, and standards governing the conduct of the Company’s employees.

(c)	During working hours, devote the whole of Employee’s time, attention and ability to Employee’s duties hereunder at such place or places as the Company shall from time to time reasonably determine. Employee shall not accept any position as a director of any for-profit business organization unaffiliated with the Company, without the Company’s prior approval.

(d)	Well and faithfully serve the Company to the best of Employee’s ability, and at all times use Employee’s best efforts to promote, develop and extend the interests of the Company.

1.2 Term. The term of this Agreement shall commence on September 18, 2006 (“Commencement Date”) and shall continue for a period of four (4) years from such date, unless it is terminated earlier in accordance with Article II of this Agreement. The term of this Agreement may be extended upon written agreement by Employee and the Chairman of the Company’s Board of Directors. Notwithstanding the termination of this Agreement for whatever reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.

1.3 Compensation. The Company agrees to provide Employee, and Employee agrees to accept, the following compensation for all services rendered to the Company during the term of Employee’s employment under this Agreement:

(a)	The Company will pay Employee a salary at the annual rate of $500,000.00 (“Salary”), payable in weekly installments of $9,615.39. The Board of Directors shall provide Employee with an annual review of Employee’s performance and consider increases to Employee’s annual salary at such times. The Company shall withhold state and federal income taxes, social security taxes and shall make such other payroll deductions as may be required by law or mutually agreed upon in writing by Employee and the Company.

(b)	In addition to the Salary described in Section 1.3(a), above, the Company, at the sole discretion of the Board of Directors, may pay to Employee an additional performance bonus of a sum up to 100% of Salary. The annual performance bonus will be based upon the Company’s financial performance and Employee’s job performance. Any performance bonus will be payable at the end of the fiscal year-end audit. In years in which the Company performs exceptionally well, the performance bonus may exceed the 100% limit set forth above.

(c)	Employee shall receive the option to purchase approximately 745,000 shares of the Company’s Common Stock (which shares represent approximately 3% of the outstanding shares of Common Stock of the Company on a fully diluted basis as of the date of this Agreement) at their fair market value as of October 18, 2006 (the grant date by the Company’s Board of Directors) and determined based upon a valuation effective October 1, 2006, in accordance with the Lumber Liquidators, Inc. 2004 Stock Option and Grant Plan as Amended and Restated Effective July 13, 2006 (the “Option Shares”). The Option Shares shall vest in accordance with the following schedule:

Percentage of Option Shares Exercisable	Vesting Date
25%	First Anniversary of Grant
25%	Second Anniversary of Grant
25%	Third Anniversary of Grant
25%	Fourth Anniversary of Grant

In the case of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, or (iii) a merger, reorganization or consolidation in which the outstanding shares of the Company stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (each constituting a “Sale Event”), the Option Shares shall immediately vest.

(d)	The Company will pay Employee a bonus of $100,000.00 after Employee has completed his first thirty (30) days of employment with the Company (the “Signing Bonus”).

(e)	The Company shall reimburse Employee for all normal and customary business expenses reasonably incurred by Employee in the proper performance of his duties under this Agreement. With respect to this reimbursement, Employee shall comply with the Company’s policies regarding documentation and submittal of expenses incurred.

(f)	Employee shall be entitled to participate in or become a participant in any employee benefit plan and fringe benefits maintained by the Company for which Employee is or will become eligible on such terms as the Company, in its discretion, may establish, maintain, modify or otherwise change. The benefits plans and fringe benefits contemplated hereby may be amended, enlarged, or diminished by the Company at any time in the Company’s discretion. Currently, the Company offers the benefits set forth in Exhibit A.

(g)	Except as provided by Sections 2.3(b), 2.4(b) and 2.4(c) of this Agreement, all compensation and benefits provided Employee under this Agreement will stop on the date of the cessation of the Employee’s employment hereunder, except where Employee is eligible for continuation of such benefits as specified by federal laws or laws of the Commonwealth of Virginia, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

1.4 Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year.

1.5 Service on Other Boards. Currently, Employee serves on the Board of Directors of another company. Employee agrees that such service shall not interfere with Employee’s performance of any of Employee’s obligations under this Agreement. Employee shall not serve on any additional Boards of Directors without the written approval of the Company’s Chairman.

ARTICLE II

TERMINATION

2.1 Illness and Incapacity. If, during the term of Employee’s employment, Employee is prevented, in the Company’s reasonable judgment, from effectively performing any essential part of his duties under this Agreement for a period in excess of 90 consecutive days (or more than 120 days during any period of 365 calendar days) by reason of illness, disability, or any other reason, the Company, by written notice to Employee, may terminate Employee’s employment. Upon delivery to Employee of such notice, Employee’s employment and all obligations of the Company under Article I will terminate, other than with respect to Employee’s entitlement to (a) any earned salary and a prorated portion of any bonus which otherwise would have been payable to Employee through the end of the year in which his incapacity occurs (determined by multiplying the amount of such annual bonus by a fraction, the numerator of which is the number of days elapsed in such year up to the date of Employee’s incapacitation, and the denominator of which is 365) and (b) any benefits for which he is then eligible. The obligations of Employee under Article III of this Agreement will continue notwithstanding the cessation of Employee’s employment pursuant to this Section.

2.2 Death. The Agreement and the parties’ obligations hereunder shall terminate upon the death of Employee; provided, however, that in such event the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to termination, and the Company shall pay to the estate of the Employee the earned salary and a prorated portion of any bonus which otherwise would have been payable to Employee through the end of the year in which his death occurs (determined by multiplying the amount of such annual bonus by a fraction, the numerator of which is the number of days elapsed in such year up to the date of Employee’s death, and the denominator of which is 365).

2.3 Termination by the Company. Employee’s employment under this Agreement may be terminated by the Company with or without cause.

(a)	The Company shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. For purposes of this Agreement, “Cause” shall include:

i.	Unauthorized use or disclosure of the Company’s confidential information or trade secrets;

ii.	Material breach of any agreement between Employee and the Company, including this Agreement, which such breach is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iii.	Material failure to comply with the Company’s policies or rules, which such failure is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iv.	Conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or any crime of moral turpitude;

v.	Intentional failure to perform Employee’s duties or refusal to abide by or comply with the lawful directives of the Company;

vi.	Willful dishonesty, fraud, misconduct, or gross negligence with respect to the business or affairs of the Company that, in the reasonable judgment of the Company, materially and adversely affects the operations or reputation of the Company; and

vii.	Failure of the Company to meet financial performance measurements set by the Company’s Board of Directors; provided, however, that such failure shall not constitute grounds for termination of Employee’s employment by the Company for “Cause” hereunder if such failure is the result of (i) events, occurrences or circumstances affecting the economy or financial markets in general, or (ii) other events, occurrences or circumstances which Employee cannot control.

(b)	Employee’s employment hereunder may also be terminated without Cause or reason by the Company upon thirty (30) days written notice to the Employee. In the event Employee’s employment under this Agreement is terminated without Cause, Employee shall be entitled to

i.	all compensation earned through the date of termination;

ii.	an additional sum equal to twice Employee’s Salary which shall be paid, at Employee’s option, in a lump sum or in periodic payments; and

iii.	a prorated share of any annual performance bonus to which Employee would have been entitled but for his termination, payable within ten (10) days of termination.

2.4 Employee Termination.

(a)	Employee may terminate his employment hereunder by providing the Company with thirty (30) days written notice of his intention to resign. The Company may provide Employee with Employee’s salary in an amount equivalent to that due over the applicable notice period in lieu of allowing the Employee to continue his employment throughout the required notice period. If Employee terminates his employment under this Section he shall have no right to receive any further compensation or benefits, if any, under this Agreement.

(b)	Upon occurrence of a Sale Event and a resulting material reduction in either Employee’s compensation or job responsibilities, Employee may, within sixty (60) days of the Sale Event, elect to terminate his employment. In such instance, provided that Employee declares his intent in writing to the Company to terminate his employment within sixty (60) days of the Sale Event, Employee shall be entitled to the compensation package set forth in Section 2.3(b).

(c)	Employee shall have the right to terminate employment under this Agreement at any time upon thirty (30) days written notice to the Company after a Good Reason Event. For purposes of this Agreement, a “Good Reason Event” shall include (i) a change in Employee’s position with the Company, or (ii) a reduction in Employee’s compensation or a material reduction in Employee’s benefits, or (iii) a material breach of this Agreement which is not cured within ten (10) days after the Company’s receipt of prior written notice thereof from Employee. In the event that Employee terminates this Agreement in connection with a Good Reason Event, Employee shall be entitled to the compensation package set forth in Section 2.3(b).

2.5 Reimbursement of Signing Bonus. In the event that during the first six (6) months of Employee’s employment with the Company, (a) the Company terminates Employee for Cause or (b) Employee resigns from the Company (other than in connection with a Good Reason Event), then Employee shall repay Company the full amount of the Signing Bonus within thirty (30) days of such termination or resignation. In the event that (a) the Company terminates Employee for Cause or (b) Employee resigns from the Company (other than in connection with a Good Reason Event) after Employee has been employed with the Company for six (6) months but before he completes eighteen (18) months of employment with the Company, then Employee shall repay Company the one half of the amount of the Signing Bonus within thirty (30) days of such termination or resignation.

2.6 Continuation of Obligations. Regardless of how Employee’s employment with the Company ends, the obligations of Employee under Article III of this Agreement shall continue notwithstanding the cessation of Employee’s employment. In addition, no cessation of the Employee’s employment with the Company shall affect any liability or other obligation of Employee that shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach of this Agreement.

ARTICLE III

EMPLOYEE’S COVENANTS AND AGREEMENTS

3.1 Confidential Information. Employee understands and agrees that:

(a)	in the course of his employment with the Company he will acquire information that could include, in whole or in part, information concerning Company sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from the Company, Company sources of supply, Company computer programs, system documentation, special hardware, product hardware, related software development, Company manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to as “Confidential Information”);

(b)	the Confidential Information is the property of the Company;

(c)	the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company;

(d)	it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret; and

(e)	that Employee will not disclose the Confidential Information to others or use the Confidential Information for any reason other than on behalf of the Company, either during, or at any time following the cessation of, Employee’s employment with the Company. Notwithstanding anything to the contrary contained herein, Confidential Information shall not be deemed to include any information generally known or readily accessible in the trade or industry in which the Company is involved, provided the same are not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement.

3.2 Return of Materials. Upon the cessation, for any reason, of Employee’s employment with the Company, Employee will promptly deliver to the Company all Company property, including but not limited to all correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

3.3 Non-Solicitation. Throughout any period during which Employee is an employee of the Company, and for a period of twenty-four (24) months from and after the date upon which Employee shall cease for any reason whatsoever to be an employee of the Company (the “Employment Cessation Date”) or for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this Section of the Agreement in the event of a breach thereof by Employee, whichever is later, Employee covenants and agrees that Employee will not directly or indirectly, for himself or for the benefit of another:

(a)	Solicit any person or entity who, during the twelve-month period immediately preceding the Employment Cessation Date, paid or engaged the Company for products or services of any type or who received the benefit of the Company’s services (a “Client”) to withdraw, curtail or cancel such Client’s relationship with the Company;

(b)	Provide or agree to provide for any Client products or services of the type that the Company renders to its Clients, except for or on behalf of the Company in the exercise of Employee’s duties under this Agreement; or

(c)	Induce or influence, or attempt to induce or influence, any person who, during the twelve-month period immediately preceding the Employment Cessation Date, is an employee, agent, independent contractor, partner, officer or director of the Company to terminate his or her relationship with the Company or cease providing services to or on behalf of the Company.

3.4 Non-Competition. Throughout any period during which Employee is an employee of the Company, and for a period of twenty-four (24) months from and after the Employment Cessation Date or for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this Section of the Agreement in the event of a breach thereof by Employee, whichever is later, Employee covenants and agrees that Employee will not directly or indirectly, for himself or for the benefit of any entity other than the Company, (i) engage, be employed by, or provide services to, directly or indirectly, either as proprietor, employee, officer, director, consultant, independent contractor, or otherwise; or (ii) own or acquire, either as a proprietor, partner, member, shareholder, trustee, or otherwise, a greater than five percent (5%) equity or synthetic equity ownership interest, in any business which sells or distributes (i) flooring products (including, but not limited to, hardwood and laminate flooring) and (ii) any other products or services substantially similar to those sold or provided by the Company and which constitute more than five percent (5%) of the Company’s gross sales for the immediately preceding twelve-month period (collectively, the “Services”), within the Restricted Area, as defined herein. Because of the national scope of the Company’s business, for purposes of this Agreement, the “Restricted Area” is defined as the United States of America. However, for purposes of this paragraph, this restriction with respect to the Company’s Services applies only to those services rendered by Employee or an office or unit of the Company over which Employee had supervisory authority.

ARTICLE IV

EMPLOYEES REPRESENTATIONS AND WARRANTIES

4.1 No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform any of his obligations under this Agreement, including, without limitation, any contract, agreement, or understanding containing terms and provisions similar in any manner to those contained in Article III. The Company shall have no liability under any such agreement between Employee and a third party.

4.2 Employee’s Abilities. Employee represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning a livelihood in the event his employment with the Company were to cease and Employee acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to violate any of the provision of Article III to the detriment of the Company or to otherwise breach his obligations under Article III.

4.3 Review by Counsel. Employee represents and warrants that this Agreement is the result of full and otherwise fair bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Employee review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable.

ARTICLE V

GENERAL PROVISIONS

5.1 Authorization to Modify Restrictions. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provisions. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision. Further, if any part on any provision of this Agreement, including Article III, shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

5.2 No Waiver. The failure of either the Company or Employee to insist upon the performance of any term in this Agreement shall not waive any such term or any other term of this Agreement. Instead this Agreement shall remain in full force and effect as if no such forbearance had occurred.

5.3 Company Violation Not a Defense. In an action by the Company for specific performance and/or injunctive relief under this Agreement, any claims asserted by Employee against the Company as violations of this Agreement shall not constitute a defense.

5.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter of this Agreement and may be amended only by a writing signed by each of them.

5.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Virginia without regard for Virginia’s conflict of laws provisions.

5.6 Consent to Jurisdiction. Employee hereby irrevocably submits to the jurisdiction of the appropriate state or federal courts located in the Commonwealth of Virginia in any action or proceeding arising out of or relating to disputes under this Agreement.

5.7 Venue. Employee irrevocably waives any current or future objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any Virginia state or federal court and any objection on the ground that any such action or proceeding in either court has been brought in an inconvenient forum. However, nothing in this Section 5.7 will affect the right of the Company to bring any action or proceeding against Employee or his property in the courts of other jurisdictions.

5.8 Remedy. Employee understands and acknowledges that the Company has a legitimate business interest in preventing Employee from taking any actions in violation of Article III of this Agreement and that Article III is intended to protect the business and goodwill of the Company. Employee further acknowledges that a breach of Article III of this Agreement will irreparably and continually damage the Company. Employee therefore agrees that in the event Employee violates any provision of this Agreement contained in Article III, the Company will be entitled to seek an injunction stopping Employee from breaching or continuing to breach Employee’s obligations thereunder, other appropriate injunctive relief, specific performance, any other equitable remedies and any and all remedies provided by law. Employee further acknowledges that the Company engages in a highly competitive business throughout the United States, and further, that the geographic limitation contained in Paragraph 3.4 is necessary to protect the Company’s business.

5.9 Recovery of Expenses. The prevailing party in any proceeding arising from this Agreement will be entitled to reasonable attorneys’ fees, costs, and the expenses of litigation from the non-prevailing party.

5.10 Agreement Binding. The obligations of Employee under this Agreement will continue as stated in this Agreement after the cessation of his employment with the Company and will inure to the benefit of any successors and assigns of the Company.

5.11 Counterparts, Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

5.12 Notices. All notices, demands, requests and other communications required by or in regards to this Agreement shall be in writing or by written telecommunication and given by personal delivery to the addressee, by mail (certified mail, return receipt requested, postage prepaid) or by telecommunication. Either party may from time to time change its address, facsimile number, electronic mail address or designated individual by notice to the other party.

To Company:	Lumber Liquidators, Inc. 3000 John Deere Road Toano, Virginia 23168 Attention: Thomas D. Sullivan Facsimile: 757.259.7268 E-mail: tsullivan@lumberliquidators.com

To Employee:	Jeffrey W. Griffiths 2104 Country View Lane Lansdale, PA 19446

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS HEREOF, the parties hereto have executed this Executive Employment Agreement or caused it to be executed this 18th day of September, 2006.

/s/ Jeffrey W. Griffiths
JEFFREY W. GRIFFITHS

LUMBER LIQUIDATORS, INC.

By:	/s/ Tom Sullivan

Print:	Tom Sullivan

Title:	Chief Executive Officer